Exhibit 3.107

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

LLC-1011 (07/05)	ARTICLES OF ORGANIZATION OF A DOMESTIC LIMITED LIABILITY COMPANY

Pursuant to Chapter 12 of Title 131 of the Code of Virginia the undersigned states as follows:

1.	The name of the limited liability company is

Galen Property, LLC

(The name must contain the words “limited company” or “limited liability company” or the abbreviation “L.C.” “LC” “L. L. C.” or “LLC” )

2.	A. The name of the limited liability company’s initial registered agent is

CT Corporation System

B. The registered agent is (mark appropriate box):

	(1)	an INDIVIDUAL who is a resident of Virginia and

		☐	a member or manager of the limited liability company.

		☐	a member or manager of a limited liability company that is a member or manager of the limited liability company

		☐	an officer or director of a corporation that is a member or manager or the limited liability company.

		☐	a general partner of a general or limited partnership that is a member or manager of the limited liability company.

		☐	a trustee of a trust that is a member or manager of the limited liability company

		☐	a member of the Virginia State Bar.

OR

	(2)	☒	a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

3.	The limited liability company’s initial registered office address, including the street and number, if any, which is identical to the business office of the initial registered agent, is

	4701 Cox Road, Suite 301	Glen Allen	VA	23060-6802
	(number/street)	(city or town)	(state)	zip

which is physically located in the ☒ county or ☐ city of Hennco

4.	The limited liability company’s principal office address, including the street and number, if any, is

	One Park Plaza	Nashville	TN	37203
	(number/street)	(city or town)	(state)	zip

5	Organizer:

09/09/2005
(signature)	(date)
Dora A Blackwood	(615) 344-2162
(printed name)	(telephone number (optional))